WILLSCOT MOBILE MINI HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Commercial Momentum, Organic Reinvestment, and M&A Support 2022 Outlook And Long-Term Growth Opportunities
PHOENIX (February 24, 2022) - WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini Holdings” or the “Company”) (Nasdaq: WSC), the North American leader in innovative flexible work space and portable storage solutions, today announced fourth quarter and full year 2021 results and provided an update on operations and the current market environment, including the following highlights:

•Continued execution and commercial momentum in all operating segments resulted in fourth quarter revenue of $518 million, net income of $74 million, and Adjusted EBITDA of $211 million; full year 2021 revenue of $1,895 million, net income of $160 million, and Adjusted EBITDA of $740 million.
•Invested $147 million in and fully integrated seven acquisitions in second half of 2021.
•Generated $303 million Free Cash Flow and Free Cash Flow Margin of 16.0% in 2021, while reinvesting for growth.
•Returned $364 million to shareholders by repurchasing 12.9 million shares and stock equivalents in 2021, or 4% of economic share count as of December 31st, 20201.
•Reaffirmed full-year 2022 outlook of $810 million to $850 million Adjusted EBITDA, reflecting robust demand across all end markets, representing 10% to 15% growth versus 2021.

Brad Soultz, Chief Executive Officer of WillScot Mobile Mini Holdings, commented "Our team’s results and achievements in 2021 underscore our unique position; we operate in a category of one; we are extending our market leadership position by executing idiosyncratic growth initiatives that are within our control; and we are compounding that growth with smart M&A. Given the trajectory upon which we exited 2021 and supportive end markets, I am confident that 2022 will be no less exciting for our business. We had a fantastic year, I want to thank the entire team for their hard work and dedication, and I'm excited for the opportunities ahead of us."

Soultz continued, "While we are relentless in our focus on the future, I would be remiss in not pointing out a few significant milestones the team achieved in 2021. Our organic operational and financial momentum built steadily through the course of the year, driving over $300 million of free cash flow. Predictable free cash flow coupled with our accelerating run-rate gave us full optionality to reinvest organically, cultivate our acquisition pipeline, and repurchase our stock, all of which are driving sustainable growth, returns, and shareholder value creation. We successfully migrated the legacy WillScot business onto Mobile Mini's SAP platform - a herculean task that resulted in minimal disruption and evidences the consistent execution capabilities of our team. We further expanded our best-in-class team, adding expertise in operations, marketing, data analytics, and M&A. We closed seven tuck-in acquisitions in the second half of 2021, adding 15,700 storage units, 5,800 modular units, and over 100 new team members to our market-leading organization. We repurchased 4% of our economic share count relative to the end of 2020, and view repurchases as a powerful long-term value creation lever for our shareholders. We introduced our ESG program and key focus areas. And we held our inaugural Investor Day to share our growth strategy for the next five years."

“Going forward, we will remain laser focused on continuing the commercial momentum in our business. We are rolling out our VAPS offering for Storage and continue to expand our VAPS offering for Modular. We are driving rate optimization and have tangible opportunities to extend our customer value proposition through market penetration and M&A. We will continue to execute the integration and realization of cost synergies associated with our prior acquisitions. Operationally, we are investing in our human capital at all levels in the organization to support our growth aspirations with a specific focus on career development and our diversity and inclusion initiatives. And we are continuing to invest in technology by harmonizing our customer relationship management systems, which will support all of our commercial initiatives. As characterized at our Investor Day, it is not a matter of if we achieve the $1B Adjusted EBITDA milestone, rather when and by how far we eclipse it."

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Revenue	$517,920	$437,647	$1,894,897	$1,367,645
Consolidated net income	$74,223	$3,866	$160,144	$75,340
Adjusted EBITDA[2]	$211,164	$179,684	$740,393	$530,307
Adjusted EBITDA Margin (%)[2]	40.8%	41.1%	39.1%	38.8%
Net cash provided by operating activities	$147,847	$129,717	$539,902	$304,812
Free Cash Flow[2]	$51,318	$87,430	$303,027	$162,279
Fully Diluted Shares Outstanding	229,965,703	233,625,946	232,793,902	177,268,383
Free Cash Flow Margin (%)[2]	9.9%	20.0%	16.0%	11.9%
Return on Invested Capital[2]	13.7%	11.9%	11.7%	9.6%

	Three Months Ended December 31,		Year Ended December 31,
Pro Forma Adjusted EBITDA[2] by Segment (in thousands)	2021	2020	2021	2020
NA Modular	$115,263	$107,460	$423,004	$394,805
NA Storage	71,629	53,372	226,600	184,601
UK Storage	12,392	9,516	49,039	31,080
Tank and Pump	11,880	9,336	41,750	35,979
Consolidated Adjusted EBITDA	$211,164	$179,684	$740,393	$646,465
Refer to the Supplemental Pro Forma Information section on Form 10-K to be filed with the SEC and made available on the WillScot Mobile Mini Holdings Corp. investor relations website for full reconciliations of reported and pro forma results.

Fourth Quarter 2021 Results2
Tim Boswell, President and Chief Financial Officer of WillScot Mobile Mini Holdings, commented "Total Revenue was up 18% and Adjusted EBITDA was up 18% in the fourth quarter relative to prior year, with particular strength in pricing and value-added products in NA Modular and pricing and unit on rent volumes in NA Storage. We exceeded the top-end of our prior Revenue and Adjusted EBITDA guidance for 2021, outperforming in all segments, we are consistently generating attractive returns with ROICs north of 12%, and we are committing additional human and financial capital to build upon this momentum. In the fourth quarter, we invested about $90 million of capital into highly utilized fleet categories, value-added products, and modular refurbishments to capitalize upon the current market environment and minimize any supply constraints, heading into 2022. And we invested $147 million in seven tuck-in acquisitions from September to December, which contributed approximately $8 million of revenue in the fourth quarter and highlights the extreme scalability of our technology and operating platform. While these transactions were dilutive to margins in Q4, they bring numerous financial and strategic benefits longer-term, consistent with those that we have realized in all of our past acquisitions. And they compound powerfully with our core organic growth initiatives, all of which progressed favorably in the quarter."
Boswell continued, "Looking into 2022, we remain confident in the guidance ranges that we introduced in November and are currently tracking toward the higher end of our revenue range and the midpoint of our Adjusted EBITDA range. Implicitly, margins are expanding to the lower end of our guidance range, as recent acquisitions ramp to full earning potential, we invest broadly in our human capital, and we make specific investments in inventory and customer relationship management processes and technology, all of which support our top-line growth aspirations. Our capital allocation strategy remains unchanged. We will continue to balance the timing to reach our 3.0x to 3.5x leverage range with the availability of compelling M&A opportunities, long-term investments in our own stock, and visibility into future free cash flow, as we progress towards our $500 million Free Cash Flow run-rate milestone in the second half of 2022 heading into 2023. It was great to see many of you in-person in November. The team is dialed-in executing the plans that we discussed to drive sustainable growth and returns."

NA Modular
•Revenue of $309.5 million increased by 14.4% year-over-year.
◦Average modular space monthly rental rate increased $142 year-over-year, or 19.6% to $866.
◦Modular space unit deliveries decreased 2% year-over-year, and were up 1% vs. 2019 levels.
◦Average modular space units on rent decreased 1,683 units year-over-year, or 2.0% to 84,328. For the full year 2021, unit returns were down 11% vs. 2019, consistent with our expectations for UOR inflection in the first half of 2022.
◦Value-Added Products and Services (VAPS) average monthly rate increased $53 year-over-year, or 28% to $241. For delivered units over the last twelve months, VAPS average monthly rate increased $82 year-over-year, or 26%, to $393.
•Adjusted EBITDA of $115.3 million increased by 7.3% year-over-year. The transfer of the NA Modular portable storage fleet to the NA Storage segment in Q3 2021 represented a decline of about $5 million of revenue and EBITDA in Q4 2021, which has not been adjusted historically.
NA Storage
•Revenue of $151.4 million increased by 29.1% year-over-year.
◦Average portable storage monthly rental rate increased $13 year-over-year, or 8.7% to $163.
◦Portable storage unit deliveries across the NA Storage and NA Modular segments combined increased 6% year-over-year, including contributions from our recent acquisitions.
◦Average portable storage units on rent increased by 37,616 units year-over-year, or 31.2% to 158,055. This increase reflects broad-based end market strength, the transfer of approximately 12,000 units from NA Modular (legacy WillScot) into the NA Storage segment that was completed in Q3 2021, and approximately 12,900 average units on rent as a result of the acquisition of 15,700 storage units during Q3 and Q4 2021.
•Adjusted EBITDA of $71.6 million increased by 34.1% year-over-year. The transfer of the NA Modular portable storage fleet to the NA Storage segment in Q3 2021 represented an increase of about $5 million of revenue and EBITDA in Q4 2021, which has not been adjusted historically.
UK Storage
•Revenue of $27.5 million increased 11.3% year-over-year, driven by continued strong price and volume trends, and Adjusted EBITDA of $12.4 million increased by 30.5%.
Tank and Pump
•Revenue of $29.5 million increased 18.2% year-over-year, driven by tightening OEC utilization, and Adjusted EBITDA of $11.9 million increased by 27.2%.

Full Year 2021 Results2
Key drivers of our 2021 financial performance included:
•Total revenues increased by $527.3 million, or 38.6%, attributable to the addition of Mobile Mini's revenues to our consolidated results once the Merger closed on July 1, 2020 and due to organic revenue growth levers in the business. Leasing revenue increased $410.7 million, or 41.0%, delivery and installation revenue increased $100.5 million, or 36.7%, rental unit sales increased $16.3 million, or 41.9%, and new unit sales revenue decreased $0.2 million, or 0.4%.
◦On a Pro Forma basis, total revenues increased by $243.0 million, or 14.7%, from $1,651.9 million to $1,894.9 million.
•Generated consolidated net income of $160.1 million for the year ended December 31, 2021, representing an increase of $84.8 million versus the year ended December 31, 2020. Net Income Excluding Gain/Loss from Warrants of $186.7 million for the year ended December 31, 2021, represented an increase of $114.8 million, or 159.7%, versus the year ended December 31, 2020, and included a $6.0 million loss on extinguishment of debt related to our financing activities in the first and second quarter of 2021 and $44.6 million of discrete costs expensed in the period related to transaction and integration activities. Discrete costs in the period included $1.4 million of transaction costs, $28.4 million of integration costs, and $14.8 million of restructuring costs, lease impairment expense and other related charges.
◦On a Pro Forma basis, net income increased by $36.3 million, or 29.3%, from $123.8 million to $160.1 million.

•Generated Adjusted EBITDA of $740.4 million for the year ended December 31, 2021, representing an increase of $210.1 million, or 39.6%, as compared to 2020. Of this increase, $181.9 million was driven by including a full year of Mobile Mini in our consolidated results, including strong year over year organic growth within the NA Storage, UK, and Tank and Pump segments, and the remainder was driven by strong organic growth across all of our segments. The increase was partially offset by increases in SG&A related to variable compensation and occupancy costs.
◦On a Pro Forma basis, Adjusted EBITDA increased by $93.9 million, or 14.5%, from $646.5 million to $740.4 million.
•Generated Free Cash Flow of $303.0 million for the year ended December 31, 2021, representing an increase of $140.7 million as compared to 2020. Net cash provided by operating activities increased $235.1 million to $539.9 million. Net cash used in investing activities, excluding cash acquired or used as part of acquisitions, increased $94.3 million as a result of increased capital spending to support growing demand for new project deliveries across all segments. We reinvested this Free Cash Flow, along with additional net borrowings under the ABL, to acquire storage and modular units of several smaller entities for a total of $147.2 million and to repurchase $363.6 million of our common stock and warrants, while de-levering the business from 3.8x to 3.6x Net Debt to Adjusted EBITDA. Our predictable lease revenues, idiosyncratic levers to drive growth and margin expansion, and reduced interest costs due to our financing activities during the year contributed to our strong financial position.

Overall, while new lease activation volumes over the past eight quarters were impacted in line with the swings in economic activity, our lease revenue streams were stable and predictable and remain on an attractive upward long-term trajectory, which is a result of the diversification in our end markets, our long lease durations, and the success of the organic growth initiatives that we are executing.

Capitalization and Liquidity Update2
As of December 31, 2021
•Repurchased 1.2 million shares of Common Stock and stock equivalents for $43.3 million in the fourth quarter and 12.9 million shares of Common Stock and stock equivalents for $363.6 million for the full year 2021, representing a 4% reduction in our economic share count. As of December 31, 2021, $956.7 million of the $1.0 billion share repurchase authorization remained.
•Over $0.7 billion of excess availability under the asset-based revolving credit facility, a flexible covenant structure, and accelerating free cash flow provide ample liquidity to fund multiple capital allocation alternatives.
•Weighted average interest rate is approximately 3.7% and annual cash interest expense based on the current debt structure is approximately $102 million.
•No debt maturities prior to 2025.
•Reduced leverage to 3.6x last-twelve-months Adjusted EBITDA of $740.4 million and maintaining our target range of 3.0x to 3.5x.

2022 Outlook 2, 3, 4
This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below.

	2020 Pro Forma Results	2021 Results	2022 Outlook
Revenue	$1,652 million	$1,895 million	$1,925 million - $2,025 million
Adjusted EBITDA[1,2]	$646 million	$740 million	$810 million - $850 million
Net CAPEX[2,3]	$161 million	$237 million	$225 million - $275 million
1 - Assumes common shares outstanding plus treasury stock method from warrants outstanding as of 12/31/2020 versus 12/31/2021 and the closing stock price of $40.84 on 12/31/2021.
2 - Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Net Income Excluding Gain/Loss from Warrants, and Return on Invested Capital are non-GAAP financial measures. Further information and reconciliations for these non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") is included at the end of this press release.
3 - Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.
4 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, Return on Invested Capital, Pro Forma Revenue, Pro Forma Adjusted EBITDA, Pro Forma Net Income, Adjusted Gross Profit, Adjusted Gross Profit Percentage, Net Income Excluding Gain/Loss from Warrants, and Net CAPEX. Adjusted EBITDA is defined as net income (loss) plus net interest (income) expense, income tax expense (benefit), depreciation and amortization adjusted to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations, including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by our estimated statutory tax rate. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 25%. Net assets is total assets less goodwill and intangible assets, net and all non-interest bearing liabilities and is calculated as a five quarter average. Pro Forma Revenue is defined the same as revenue, but includes pre-acquisition results from Mobile Mini for all periods presented. Adjusted Gross Profit is defined as gross profit plus depreciation of rental equipment. Adjusted Gross Profit Percentage is defined as Adjusted Gross Profit divided by revenue. Net Income Excluding Gain/Loss from Warrants is defined as net income plus or minus the change in the fair value of the common stock warrant liability. Net CAPEX is defined as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. The Company believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of the Company to its competitors; (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends; and (v) align with definitions in our credit agreement. The Company believes that Free Cash Flow and Free Cash Flow Margin are useful to investors because they allow investors to compare cash generation performance over various reporting periods and against peers. The Company believes that Return on Invested Capital provides information about the long-term health and profitability of the business relative to the Company's cost of capital. The Company believes that Pro Forma Revenue is useful to investors because they allow investors to compare performance of the combined Company over various reporting periods on a consistent basis due to the addition of significant acquisitions during the reported periods. This information is also used by management to measure the performance of our ongoing operations and analyze our business performance and trends. This information is used by investors for the purposes of development of future projections and earnings growth prospects. The Company believes that Adjusted Gross Profit and Adjusted Gross Profit Percentage are useful to investors because they allow investors to assess gross profit excluding non-cash expenses, which provides useful information regarding our results of operations and assists in analyzing the underlying performance of our business. The Company believes that Net Income Excluding Gain/Loss from Warrants is useful to investors because it removes the impact of stock market volatility from our operational results. The Company believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore the Company's non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of Non-GAAP Financial Measures" included in this press release.

Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to the Company without unreasonable effort. We cannot provide reconciliations of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the Company without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. The Company provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.

On July 1, 2020, Williams Scotsman, Inc. closed the merger with Mobile Mini, Inc. (the "Merger") and assumed the name WillScot Mobile Mini Holdings Corp. (Nasdaq: WSC). Our reported results only include Mobile Mini for the periods subsequent to the Merger. Our Pro Forma Results include Mobile Mini's results as if the Merger and financing transactions had occurred on January 1, 2019, which we believe is a better representation of how the combined company has performed over time. Following the Merger, we expanded our reporting segments from two segments to four reporting segments. The North America Modular segment aligns with the WillScot legacy business prior to the Merger and the North America Storage, UK Storage and Tank and Pump segments align with the Mobile Mini segments prior to the Merger.

Conference Call Information
WillScot Mobile Mini Holdings will host a conference call and webcast to discuss its fourth quarter 2021 results and outlook at 10 a.m. Eastern Time on Friday, February 25, 2022. The live call may be accessed by dialing (855) 312-9420 (US/Canada toll-free) or (210) 874-7774 (international) and asking to be connected to the WillScot Mobile Mini Holdings call. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website www.willscotmobilemini.com. Choose "Events" and select the information pertaining to the WillScot Mobile Mini Holdings Fourth Quarter 2021 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 60 days on the Company’s investor relations website.
About WillScot Mobile Mini Holdings
WillScot Mobile Mini Holdings trades on the Nasdaq stock exchange under the ticker symbol “WSC.” Headquartered in Phoenix, Arizona, the Company is a leading business services provider specializing in innovative flexible workspace and portable storage solutions. WillScot Mobile Mini services diverse end markets across all sectors of the economy from a network of approximately 275 branch locations and additional drop lots throughout the United States, Canada, Mexico, and the United Kingdom.

Forward-Looking Statements
This press release contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Certain of these forward-looking statements include statements relating to: the timing of our achievement of Free Cash Flow performance, our ability to expand and sustain expanded margins, and our revenue, Adjusted EBITDA and Net Capex outlooks. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to achieve planned synergies related to acquisitions; our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability; potential litigation involving our Company; general economic and market conditions impacting demand for our products and services; our ability to maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ended December 31, 2021), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It
Additional information can be found on the company's website at www.willscotmobilemini.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Nick Girardi	Scott Junk
investors@willscotmobilemini.com	scott.junk@willscotmobilemini.com

WillScot Mobile Mini Holdings Corp.
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2021	2020	2021	2020
Revenues:
Leasing and services revenue:
Leasing	$389,886	$322,870	$1,412,123	$1,001,447
Delivery and installation	99,799	86,752	374,682	274,156
Sales revenue:
New units	15,059	14,357	52,882	53,093
Rental units	13,176	13,668	55,210	38,949
Total revenues	517,920	437,647	1,894,897	1,367,645
Costs:
Costs of leasing and services:
Leasing	81,686	65,032	317,061	227,376
Delivery and installation	78,581	66,360	306,861	220,102
Costs of sales:
New units	9,717	9,372	35,377	34,841
Rental units	6,983	8,326	29,853	24,772
Depreciation of rental equipment	62,484	54,302	237,537	200,581
Gross profit	278,469	234,255	968,208	659,973
Expenses:
Selling, general and administrative	139,150	119,357	511,446	360,626
Transaction costs	228	812	1,375	64,053
Other depreciation and amortization	19,270	20,425	78,030	43,249
Lease impairment expense and other related charges	560	877	2,888	4,876
Restructuring costs	(90)	1,984	11,868	6,527
Currency losses (gains), net	352	(502)	548	(355)
Other expense (income), net	1,573	39	1,780	(1,718)
Operating income	117,426	91,263	360,273	182,715
Interest expense	29,610	30,076	117,987	119,886
Fair value loss (gain) on common stock warrant liabilities	—	42,602	26,597	(3,461)
Loss on extinguishment of debt	—	—	5,999	42,401
Income (loss) before income tax	87,816	18,585	209,690	23,889
Income tax expense (benefit)	13,593	14,719	49,546	(51,451)
Net income (loss)	74,223	3,866	160,144	75,340
Net income (loss) attributable to non-controlling interest, net of tax	—	—	—	1,213
Net income (loss) attributable to WillScot Mobile Mini	$74,223	$3,866	$160,144	$74,127

Earnings (loss) per share attributable to WillScot Mobile Mini common shareholders
Basic	$0.33	$(0.02)	$0.71	$0.44
Diluted	$0.32	$(0.02)	$0.69	$0.25
Weighted average shares:
Basic	223,436,603	228,637,826	226,518,931	169,230,177
Diluted	229,965,703	233,625,946	232,793,902	177,268,383

Unaudited Segment Operating Data

Comparison of Three Months Ended December 31, 2021 and 2020

	Three Months Ended December 31, 2021
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$309,522	$151,363	$27,487	$29,548	$517,920
Gross profit	$139,453	$107,423	$17,936	$13,657	$278,469
Adjusted EBITDA	$115,263	$71,629	$12,392	$11,880	$211,164
Capital expenditures for rental equipment	$67,207	$21,261	$5,185	$6,654	$100,307
Average modular space units on rent	84,328	18,006	8,627	—	110,961
Average modular space utilization rate	67.5%	78.8%	76.7%	—%	69.8%
Average modular space monthly rental rate	$866	$617	$439	$—	$792
Average portable storage units on rent	552	158,055	26,911	—	185,518
Average portable storage utilization rate	62.7%	88.1%	90.6%	—%	88.4%
Average portable storage monthly rental rate	$228	$163	$91	$—	$153
Average tank and pump solutions rental fleet utilization based on original equipment cost	N/A	N/A	N/A	75.5%	75.5%

	Three Months Ended December 31, 2020
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$270,612	$117,336	$24,708	$24,991	$437,647
Gross profit	$123,409	$83,401	$14,971	$12,474	$234,255
Adjusted EBITDA	$107,460	$53,372	$9,516	$9,336	$179,684
Capital expenditures for rental equipment	$39,396	$7,735	$1,016	$1,963	$50,110
Average modular space units on rent	86,011	16,948	8,834	—	111,793
Average modular space utilization rate	68.2%	80.9%	82.4%	—%	70.9%
Average modular space monthly rental rate	$724	$547	$377	$—	$670
Average portable storage units on rent	15,603	120,439	24,496	—	160,538
Average portable storage utilization rate	62.6%	83.0%	88.6%	—%	81.2%
Average portable storage monthly rental rate	$124	$150	$78	$—	$136
Average tank and pump solutions rental fleet utilization based on original equipment cost	N/A	N/A	N/A	65.2%	65.2%

Comparison of the Year Ended December 31, 2021 and 2020

	Year Ended December 31, 2021
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$1,164,179	$508,802	$111,025	$110,891	$1,894,897
Gross profit	$496,445	$348,259	$71,242	$52,262	$968,208
Adjusted EBITDA	$423,004	$226,600	$49,039	$41,750	$740,393
Capital expenditures for rental equipment	$187,495	$45,426	$27,830	$17,747	$278,498
Average modular space units on rent	84,524	16,780	9,098	—	110,402
Average modular space utilization rate	67.6%	78.5%	82.0%	—%	70.1%
Average modular space monthly rental rate	$809	$582	$434	$—	$744
Average portable storage units on rent	7,312	128,463	25,691	—	161,466
Average portable storage utilization rate	68.8%	80.9%	90.2%	—%	81.5%
Average portable storage monthly rental rate	$131	$155	$88	$—	$144
Average tank and pump solutions rental fleet utilization based on original equipment cost	N/A	N/A	N/A	72.3%	72.3%

	Year Ended December 31, 2020
(in thousands, except for units on rent and rates)	NA Modular	NA Storage	UK Storage	Tank and Pump	Total
Revenue	$1,051,162	$221,829	$46,361	$48,293	$1,367,645
Gross profit	$451,642	$156,785	$27,642	$23,904	$659,973
Adjusted EBITDA	$394,805	$99,837	$17,822	$17,843	$530,307
Capital expenditures for rental equipment	$153,327	$14,969	$1,693	$2,394	$172,383
Average modular space units on rent	86,874	8,333	4,319	—	99,526
Average modular space utilization rate	68.9%	80.6%	80.8%	—%	70.2%
Average modular space monthly rental rate	$685	$526	$367	$—	$658
Average portable storage units on rent	15,823	56,415	11,910	—	84,148
Average portable storage utilization rate	63.5%	78.2%	85.9%	—%	75.9%
Average portable storage monthly rental rate	$122	$147	$76	$—	$132
Average tank and pump solutions rental fleet utilization based on original equipment cost	N/A	N/A	N/A	61.7%	61.7%

WillScot Mobile Mini Holdings Corp.
Condensed Consolidated Balance Sheets

(in thousands, except share data)	December 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$12,699	$24,937
Trade receivables, net of allowances for credit losses at December 31, 2021 and December 31, 2020 of $47,629 and $29,258, respectively	399,887	330,942
Inventories	32,739	23,731
Prepaid expenses and other current assets	36,761	29,954
Assets held for sale	954	12,004
Total current assets	483,040	421,568
Rental equipment, net	3,080,981	2,931,646
Property, plant and equipment, net	312,178	303,650
Operating lease assets	247,064	232,094
Goodwill	1,178,806	1,171,219
Intangible assets, net	460,678	495,947
Other non-current assets	10,852	16,081
Total long-term assets	5,290,559	5,150,637
Total assets	$5,773,599	$5,572,205
Liabilities and equity
Accounts payable	$118,271	$106,926
Accrued expenses	100,195	91,381
Accrued employee benefits	68,414	50,291
Deferred revenue and customer deposits	159,639	135,485
Operating lease liabilities - current	53,005	48,063
Current portion of long-term debt	18,121	16,521
Total current liabilities	517,645	448,667
Long-term debt	2,694,319	2,453,809
Deferred tax liabilities	354,879	307,541
Operating lease liabilities - non-current	194,256	183,761
Common stock warrant liabilities	—	77,404
Other non-current liabilities	15,737	37,150
Long-term liabilities	3,259,191	3,059,665
Total liabilities	3,776,836	3,508,332
Commitments and contingencies
Preferred Stock: $0.0001 par, 1,000,000 shares authorized and zero shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common Stock: $0.0001 par, 500,000,000 shares authorized and 223,939,527 and 229,038,158 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	22	23
Additional paid-in-capital	3,616,902	3,852,291
Accumulated other comprehensive loss	(29,071)	(37,207)
Accumulated deficit	(1,591,090)	(1,751,234)
Total shareholders' equity	1,996,763	2,063,873
Total liabilities and shareholders' equity	$5,773,599	$5,572,205

Reconciliation of Non-GAAP Financial Measures

In addition to using GAAP financial measurements, we use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described in the reconciliation of our consolidated net income (loss) to Adjusted EBITDA reconciliation below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.
We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.
We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to fund our capital allocation alternatives.
Adjusted EBITDA
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities.
•Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing the Company’s results as reported under US GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations.

The following table provides an unaudited reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net income	$74,223	$3,866	$160,144	$75,340
Income tax expense (benefit)	13,593	14,719	49,546	(51,451)
Loss on extinguishment of debt	—	—	5,999	42,401
Interest expense	29,610	30,076	117,987	119,886
Depreciation and amortization	81,754	74,727	315,567	243,830
Fair value loss (gain) on common stock warrant liabilities	—	42,602	26,597	(3,461)
Currency losses (gains), net	352	(502)	548	(355)
Restructuring costs, lease impairment expense and other related charges	470	2,861	14,756	11,403
Transaction costs	228	812	1,375	64,053
Integration costs	5,213	7,417	28,424	18,338
Stock compensation expense	4,509	2,921	18,989	9,879
Other	1,212	185	461	444
Adjusted EBITDA	$211,164	$179,684	$740,393	$530,307

Net Income Excluding Gain/Loss from Warrants
We define Net Income Excluding Gain/Loss from Warrants as net income plus or minus the impact of the change in the fair value of the common stock warrant liability. Management believes that the presentation of our financial statements excluding the impact of this mark-to-market adjustment provides useful information regarding our results of operations and assists in the review of the actual operating performance of our business.
The following table provides an unaudited reconciliation of Net income to Net Income Excluding Gain/Loss from Warrants:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net income	$74,223	$3,866	$160,144	$75,340
Fair value loss (gain) on common stock warrant liabilities	—	42,602	26,597	(3,461)
Net Income Excluding Gain/Loss from Warrants	$74,223	$46,468	$186,741	$71,879

Adjusted EBITDA Margin
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business.
The following table provides an unaudited reconciliation of Adjusted EBITDA Margin:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Adjusted EBITDA (A)	$211,164	$179,684	$740,393	$530,307
Revenue (B)	517,920	437,647	1,894,897	1,367,645
Adjusted EBITDA Margin (A/B)	40.8%	41.1%	39.1%	38.8%
Net Income (C)	$74,223	$3,866	$160,144	$75,340
Net Income Margin % (C/B)	14.3%	0.9%	8.5%	5.5%

Free Cash Flow and Free Cash Flow Margin
We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Free Cash Flow Margin is defined as Free Cash Flow divided by Revenue. Management believes that the presentation of Free Cash Flow and Free Cash Flow Margin provides useful information to investors concerning cash flow available to fund our capital allocation alternatives.
The following table provides an unaudited reconciliation of net cash provided by operating activities to Free Cash Flow.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2020	2021	2020
Net cash provided by operating activities	$147,847	$129,717	$539,902	$304,812
Purchase of rental equipment and refurbishments	(100,307)	(50,110)	(278,498)	(172,383)
Proceeds from sale of rental equipment	13,176	13,668	55,210	38,949
Purchase of property, plant and equipment	(9,662)	(7,375)	(30,498)	(16,454)
Proceeds from the sale of property, plant and equipment	264	1,530	16,911	7,355
Free Cash Flow (A)	$51,318	$87,430	$303,027	$162,279

Revenue (B)	$517,920	$437,647	$1,894,897	$1,367,645
Free Cash Flow Margin (A/B)	9.9%	20.0%	16.0%	11.9%

Net cash provided by operating activities (D)	$147,847	$129,717	$539,902	$304,812
Net cash provided by operating activities margin (D/B)	28.5%	29.6%	28.5%	22.3%

Adjusted Gross Profit and Adjusted Gross Profit Percentage
We define Adjusted Gross Profit as gross profit plus depreciation on rental equipment. Adjusted Gross Profit Percentage is defined as Adjusted Gross Profit divided by Revenue. Adjusted Gross Profit and Adjusted Gross Profit Percentage are not measurements of our financial performance under GAAP and should not be considered as an alternative to gross profit, gross profit percentage, or other performance measures derived in accordance with GAAP. In addition, our measurement of Adjusted Gross Profit and Adjusted Gross Profit Percentage may not be comparable to similarly titled measures of other companies. Our management believes that the presentation of Adjusted Gross Profit and Adjusted Gross Profit Percentage provides useful information to investors regarding our results of operations because it assists in analyzing the performance of our business.
The following table provides an unaudited reconciliation of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage.

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2021	2020	2021	2021
Revenue (A)	$517,920	$437,647	$1,894,897	$1,367,645

Gross profit (B)	$278,469	$234,255	$968,208	$659,973
Depreciation of rental equipment	62,484	54,302	237,537	200,581
Adjusted Gross Profit (C)	$340,953	$288,557	$1,205,745	$860,554

Gross Profit Percentage (B/A)	53.8%	53.5%	51.1%	48.3%
Adjusted Gross Profit Percentage (C/A)	65.8%	65.9%	63.6%	62.9%

Net CAPEX
We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from the sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business.
The following table provides an unaudited reconciliation of Net CAPEX:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2021	2020	2021	2020
Total purchases of rental equipment and refurbishments	$(100,307)	$(50,110)	$(278,498)	$(172,383)
Total proceeds from sale of rental equipment	13,176	13,668	55,210	38,949
Net CAPEX for Rental Equipment	(87,131)	(36,442)	(223,288)	(133,434)
Purchase of property, plant and equipment	(9,662)	(7,375)	(30,498)	(16,454)
Proceeds from sale of property, plant and equipment	264	1,530	16,911	7,355
Net CAPEX	$(96,529)	$(42,287)	$(236,875)	$(142,533)

Return on Invested Capital
Return on Invested Capital is defined as adjusted earnings before interest and amortization divided by net assets. Adjusted earnings before interest and amortization is the sum of income (loss) before income tax expense, net interest (income) expense, amortization adjusted for non-cash items considered non-core to business operations including net currency (gains) losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, non-cash charges for stock compensation plans, gains and losses resulting from changes in fair value and extinguishment of common stock warrant liabilities, and other discrete expenses, reduced by estimated taxes. Given we are not a significant US taxpayer due to our current tax attributes, we include estimated taxes at our current statutory tax rate of approximately 25%. Net assets is total assets less goodwill, and intangible assets, net and all non-interest bearing liabilities and is calculated as a five quarter average for annual metrics and two quarter average for quarterly metrics. The Company believes that Return on Invested Capital provides information about the long-term health and profitability of the business relative to the Company's cost of capital.
The following table provides an unaudited reconciliation of Return on Invested Capital:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands)	2021	2020	2021	2020
Total Assets	$5,773,599	$5,572,205	$5,773,599	$5,572,205
Less: Goodwill	(1,178,806)	(1,171,219)	(1,178,806)	(1,171,219)
Less: Intangible assets, net	(460,678)	(495,947)	(460,678)	(495,947)
Less: Total Liabilities	(3,776,836)	(3,508,333)	(3,776,836)	(3,508,332)
Add: Long Term Debt	2,694,319	2,453,809	2,694,319	2,453,809
Net Assets excluding interest bearing debt and goodwill and intangibles	3,051,598	2,850,515	3,051,598	2,850,516
Average Invested Capital (A)	$2,980,452	$2,878,705	$2,893,471	$2,355,748

Adjusted EBITDA	$211,164	$179,684	$740,393	$530,307
Less: Depreciation	(75,104)	(65,859)	(288,300)	(227,729)
Adjusted EBITA (B)	$136,060	$113,825	$452,093	$302,578

Statutory Tax Rate (C)	25%	25%	25%	25%
Estimated Tax (B*C)	$34,015	$28,456	$113,023	$75,644
Adjusted earnings before interest and amortization (D)	$102,045	$85,369	$339,070	$226,933
ROIC (D/A)	13.7%	11.9%	11.7%	9.6%

Operating income (E)	$117,426	$91,263	$360,273	$182,715
Total Assets (F)	$5,773,599	$5,572,205	$5,773,599	$5,572,205
Income before income tax / Total Assets (E/F)	8.2%	6.5%	6.4%	4.5%